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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

Ashford Hospitality Prime, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2014

To the stockholders of ASHFORD HOSPITALITY PRIME, INC.:

        The annual meeting of stockholders of Ashford Hospitality Prime, Inc., a Maryland corporation, will be held at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 on May 13, 2014 beginning at 12:00 p.m., Central time, for the following purposes:

            (i)  to elect the seven directors named in this proxy statement to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

           (ii)  to ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2014;

          (iii)  to vote on one non-binding stockholder proposal if properly presented at the meeting; and

          (iv)  to transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

        Stockholders of record at the close of business on March 11, 2014 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,
/s/ DAVID A. BROOKS David A. Brooks Secretary

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
April 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2014.

        The company's Proxy Statement for the 2014 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2013 and the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.ahpreit.com under the "Investor" link, at the "Annual Meeting Material" tab.

ASHFORD HOSPITALITY PRIME, INC.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2014

        This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Ashford Hospitality Prime, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 beginning at 12:00 p.m., Central time, on May 13, 2014. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. This proxy statement and accompanying proxy will first be mailed to stockholders on or about April 14, 2014.

        "We," "our," "us," "Ashford Prime," and the "company" each refers to Ashford Hospitality Prime, Inc. "Ashford Trust" refers to Ashford Hospitality Trust, Inc., from which we spun off in November 2013. "Ashford Advisor" refers to Ashford Hospitality Advisors, LLC, our external advisor and a subsidiary of Ashford Trust. "Remington" refers to Remington Lodging and Hospitality, LLC, a property management company owned by Mr. Monty J. Bennett, our chief executive officer and chairman, and his father, Mr. Archie Bennett, Jr., chairman emeritus of Ashford Trust. Mr. Monty Bennett serves as the chief executive officer of Remington.

        At the annual meeting of stockholders, action will be taken to:

  (i)
  elect the seven directors named in this proxy statement to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

  (ii)
  ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2014;

  (iii)
  vote on one non-binding stockholder proposal if properly presented at the meeting; and

  (iv)
  transact any other business, including any stockholder proposal, that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of our board of directors. In addition to the solicitation of proxies by use of the mail, officers and other employees of Ashford Prime may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

        We have retained Georgeson Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive a base fee of $7,500, plus out-of-pocket expenses.

Voting Securities

        Our only outstanding voting equity securities are shares of our common stock. Each share of common stock entitles the holder to one vote. As of March 11, 2014 there were 25,329,112 shares of common stock outstanding and entitled to vote. Only stockholders of record at the close of business on March 11, 2014 are entitled to vote at the annual meeting of stockholders or any adjournment of the annual meeting.

Voting

        If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock in person at the annual meeting of stockholders.

        If your common stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock voted at the annual meeting of stockholders.

        Stockholders may not cumulate votes in the election of directors.

Counting of Votes

        The presence in person or by proxy of the majority of the votes entitled to be cast at the annual meeting of stockholders will constitute a quorum. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained.

        The affirmative vote of a plurality of all of the votes cast at the annual meeting will be required to elect each nominee to our board of directors (Proposal 1). If a nominee who is currently serving on the board does not receive a majority of the votes cast, our Corporate Governance Guidelines require that such nominee must promptly tender his or her resignation as a director for consideration by the nominating/corporate governance committee of the board for a recommendation to the full board regarding the tendered resignation. The nominating/corporate governance committee and the full board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation, and the board will publicly disclose its decision with respect to the tendered resignation. The affirmative vote of a majority of all of the votes cast at the annual meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014 (Proposal 2). The affirmative vote of a majority of the votes cast at the annual meeting will be required to approve the non-binding stockholder proposal (Proposal 3). For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all of the votes cast at the annual meeting is required to approve the matter.

        The election of directors and the stockholder proposal are non-routine items under the rules of the New York Stock Exchange, or the NYSE, and may not be voted by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Abstentions, broker non-votes and withheld votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter. It is therefore important that you provide instructions to your broker so that your shares will be counted in the election of directors and in any stockholder proposal properly presented at the meeting. If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with our board of directors' recommendations. The ratification of the appointment of Ernst & Young LLP as independent auditors is a routine item, and as such, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Right To Revoke Proxy

        If you hold shares of common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  notify our secretary in writing before your shares of common stock have been voted at the annual meeting of stockholders;

  •
  sign, date and mail a new proxy card to Computershare Trust Company, N.A.; or

  •
  attend the annual meeting of stockholders and vote your shares of common stock in person.

        You must meet the same deadline when revoking your proxy as when voting your proxy. See the "Voting" section of this proxy statement for more information.

        If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

        The Securities and Exchange Commission rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Hospitality Prime, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

        If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares.

        If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Prime, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahpreit.com.

 PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

        One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Our nominating/corporate governance committee has recommended, and our board of directors has nominated, for re-election all seven persons currently serving as directors. If elected, each of the persons nominated as director will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. So long as Ashford Advisor is our external advisor, our governing documents require us to include two persons designated by Ashford Advisor as candidates for election as director at any stockholder meeting at which directors are to be elected. Such nominees may be executive officers of Ashford Trust. Messrs. Monty J. Bennett and Douglas A. Kessler have been designated as candidates for election as directors by Ashford Advisor.

        Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for each of the seven nominees for director, as well as the month and year each nominee first began his service on our board of directors. For a discussion of beneficial ownership, see the "Security Ownership of Management and Certain Beneficial Owners" section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

The board of directors recommends a vote FOR all nominees.

NOMINEES FOR ELECTION AS DIRECTORS

Monty J. Bennett Age 48	Mr. Bennett has served as our Chief Executive Officer and Chairman of our board of directors since April 2013. Mr. Bennett has also served as the Chief Executive Officer and as a member of the board of directors of Ashford Trust since May 2003. He has served as chairman of the Ashford Trust board of directors since January 2013. Mr. Bennett is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council (IREFAC), the Urban Land Institute's Hotel Council, and is on the Advisory Editorial board for GlobalHotelNetwork.com. He is also a member of the CEO Fiscal Leadership Council for Fix the Debt, a non-partisan group dedicated to reducing the nation's federal debt level and on the advisory board of Texans for Education Reform. Formerly, Mr. Bennett was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council. Mr. Bennett is a frequent speaker and panelist for various hotel development and investment conferences including the NYU conference and the ALIS conference. Mr. Bennett received the Top-Performing CEO Award from HVS for 2011. This award is presented each year to the CEO in the hospitality industry who offers the best value to stockholders based on HVS's pay-for-performance model. The model compares financial results relative to CEO compensation, as well as a stock appreciation, company growth and increases in EBITDA. Mr. Bennett holds a Master's degree in Business Administration from Cornell's S.C. Johnson Graduate School of Management and received a Bachelor of Science degree with distinction from the School of Hotel Administration also at Cornell. He is a life member of the Cornell Hotel Society.

Mr. Bennett's extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his role as the chief executive officer and a director of Ashford Trust since its inception are vital skills that make him uniquely qualified to serve as the chairman of our board of directors.
Douglas A. Kessler Age 53
Mr. Kessler has served as our President and as a member of our board of directors since April 2013. Mr. Kessler is also the President of Ashford Advisor, a position he has held since November 19, 2013 and has served as President of Ashford Trust since January 2009. He served on the board of directors of Ashford Trust from January 2013 until the completion of the spin-off on November 19, 2013. Prior to being appointed President, Mr. Kessler served as Ashford Trust's Chief Operating Officer and Head of Acquisitions beginning in May 2003. Mr. Kessler has spearheaded numerous key initiatives while at Ashford Trust and has been responsible for several billion dollars of capital transactions along with the growth of Ashford Trust's asset base to in excess of $4 billion. From July 2002 until August 2003, Mr. Kessler also served as the managing director/chief investment officer of Remington Hotel Corporation.

Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs' Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler has diverse real estate experience totaling nearly 30 years and is a member of Urban Land Institute's Hotel Council and is a frequent speaker and panelist at lodging industry conferences including International Hotel Investment Forum, Americas Lodging Investment Summit and the NYU Lodging Conference. Mr. Kessler has a Master's degree in Business Administration and a Bachelor of Arts degree from Stanford University.

Mr. Kessler has 30 years' experience in real estate acquisition, development, sales, finance, asset management, operating companies and fund raising, and he has been involved with the sale, acquisition or financing of several billion dollars of real estate. Mr. Kessler's service with Ashford Trust since its initial public offering, first as chief operating officer and currently as president, together with his prior experience in the real estate industry, allows him to bring a valuable perspective to our board of directors that he is uniquely positioned to provide.
Stefani D. Carter Age 36
Ms. Carter has served as a member of our board of directors since November 2013. Ms. Carter has been a practicing attorney since 2005, specializing in civil litigation, contractual disputes and providing general counsel and advice to small businesses and individuals. Ms. Carter has served as a partner at the law firm of Stefani Carter & Associates, LLC since 2011. In addition, Ms. Carter has served as an elected representative of Texas House District 102 in the Texas House of Representatives (the "House") since 2011 and has served as a member on several House committees, including the Committee on Appropriations, the Energy Resources Committee and the Select Committee on Criminal Procedure Reform. Ms. Carter has also served as a member and then Vice-Chair of the House Committee on Criminal Jurisprudence. From 2008 to 2011, Ms. Carter was employed as an associate attorney at the law firm of Sayles Werbner and from 2007 to 2008 was a prosecutor in the Collin County District Attorney's Office. Prior to joining the Collin County District Attorney's Office, Ms. Carter was an associate at Vinson & Elkins from 2005 to 2007. Ms. Carter has a Juris Doctor from Harvard Law School, a Master's in Public Policy from Harvard University's John F. Kennedy School of Government and a Bachelor of Arts in Government and a Bachelor of Journalism in News/Public Affairs from The University of Texas at Austin.

Ms. Carter brings her extensive legal experience in advising and counseling clients in civil litigation and contractual disputes, as well as her many experiences as an elected official, to our board of directors.

Curtis B. McWilliams Age 58	Mr. McWilliams has served as a member of our board of directors since November 2013. Mr. McWilliams retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc. in 2010 after serving in such role since 2007. CNL Real Estate Advisors, Inc. provides advisory services relating to commercial real estate acquisitions and asset management and structures strategic relationships with U.S. and international real estate owners and operators for investments in commercial properties across a wide variety of sectors. From 1997 to 2007, Mr. McWilliams also served as the President and Chief Executive Officer, as well as serving as a director from 2005 to 2007, of Trustreet Properties, Inc., which under his leadership became the then-largest publicly-traded restaurant REIT with over $3.0 billion in assets. Mr. McWilliams has approximately 13 years of experience with REITs and, during his career at CNL Real Estate Advisors, Inc., helped launch and then served as the President of two REIT joint ventures between CNL and Macquarie Capital and the external advisor for both such REITs. Mr. McWilliams previously served on the board of directors and as the audit committee chairman of CNL Bank, a state bank in the State of Florida, from 1999 to 2004. Mr. McWilliams also has approximately 13 years of investment banking experience at Merrill Lynch & Co., where he started as an associate and later served for several years as a Managing Director. Mr. McWilliams has a Master's in Business with a Concentration in Finance from the University of Chicago Graduate School of Business and a Bachelor of Science in Engineering in Chemical Engineering from Princeton University.

Mr. McWilliams brings his business and management experience gained while serving as president and chief executive officer of two different companies, including one NYSE-listed REIT, as well as his investment banking experience and his experience as a public company director and audit committee chairman, to our board of directors.
W. Michael Murphy Age 68
Mr. Murphy has served as a member of our board of directors since November 2013. Mr. Murphy served on the board of directors of Ashford Trust from August 2003 until the completion of the spin-off on November 19, 2013. Mr. Murphy also serves as Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation and as a director of American Hotel Investment Properties REIT LP, listed on the Toronto Stock Exchange. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that, Mr. Murphy was a partner in the investment firm of Metric Partners where he was responsible for all hospitality related real estate matters including acquisitions, sales and the company's investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) three times and currently serves on the board of the Atlanta Hospitality Alliance. Mr. Murphy is a member of the Hotel Development Council of the Urban Land Institute.

Mr. Murphy brings over 35 years of hospitality experience to our board of directors. During his career at Holiday Inns, Inc. and Metric Partners, Mr. Murphy negotiated the acquisition of over fifty hotels, joint ventures and hotel management contracts. At Geller & Co. he served as asset manager for institutional owners of hotels, and at ResortQuest he led the acquisition of the company's portfolio of rental management operations. Mr. Murphy has extensive contacts in the hospitality industry and in the commercial real estate lending community that will be beneficial in his service on our board of directors.
Matthew D. Rinaldi Age 38
Mr. Rinaldi has served as a member of our board of directors since November 2013. Mr. Rinaldi is a licensed attorney whose practice has focused on representing businesses in a broad range of complex commercial litigation and appellate matters, including securities class action lawsuits, director and officer liability, real estate, antitrust, insurance and intellectual property litigation. Mr. Rinaldi has served as counsel with the law firm of Miller, Egan, Molter & Nelson, LLP from 2009 to November 22, 2013, and has been practicing law as a solo practitioner since November 22, 2013. Prior to joining Miller, Egan, Molter & Nelson, LLP, Mr. Rinaldi was an associate attorney at the law firm of K&L Gates LLP from 2006 to 2009 and an associate attorney at the law firm of Gibson, Dunn and Crutcher, LLP from 2001 to 2006, where he defended corporate officers and accounting firms in securities class action lawsuits and assisted with SEC compliance issues. Mr. Rinaldi has extensive experience in federal, state and appellate courts and has represented and counseled a broad spectrum of clients, including Fortune 500 companies, "Big Four" accounting firms and insurance companies, as well as small businesses and individuals. Mr. Rinaldi has a Juris Doctor, cum laude, from Boston University and a Bachelor of Business Administration in Economics, cum laude, from James Madison University.

Mr. Rinaldi brings his extensive legal experience advising and counseling corporate officers of public companies and independent auditors in matters involving SEC compliance, director and officer liability and suits brought by stockholders and bondholders, as well as his experience in real estate, employment, insurance and intellectual property-related legal matters, to our board of directors.

Andrew L. Strong Age 47	Mr. Strong has served as a member of our board of directors since November 2013. Since 2011, Mr. Strong has served as the founding President and Chief Executive Officer of Kalon Biotherapeutics, LLC, a biotechnology company owned by the State of Texas through the Texas A&M University System and the Texas Emerging Technology Fund, which primarily manufactures vaccines and biologics for cancer therapies and infectious diseases. From 2009 to 2011, Mr. Strong served as the General Counsel and System Compliance Officer for the Texas A&M University System where he served as the chief legal counsel to the Texas A&M University System and the Board of Regents and was responsible for all legal matters including business and real estate transactions, treasury and bond issuances, litigation and governance. From 2005 to 2009, Mr. Strong served as a partner and section head for the Environmental, Land Use and Natural Resources section for the Houston office of the law firm of Pillsbury Winthrop Shaw Pittman, LLP, where he was involved in shareholder litigation, real estate transactions, business mergers and acquisitions, and regulatory compliance. From 1994 to 2005, Mr. Strong served as a founding partner, including serving as managing partner from 1999 to 2005, at the law firm of Campbell George & Strong, LLP, which specialized in real estate, natural resource and environmental law. Mr. Strong has a Juris Doctor from South Texas College of Law and a Bachelor of Science in Civil Engineering from Texas A&M University.

Mr. Strong brings his extensive business and management experience as the founding President and Chief Executive Officer of Kalon Biotherapeutics, LLC, including his experience raising seed funding and follow-on capital for the company, in addition to his extensive legal experience as General Counsel and System Compliance Officer for the Texas A&M University System and as a partner at two law firms, to our board of directors.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

        We operate under the direction of our board of directors. The board manages our business and affairs. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors, chief executive officer, lead independent director and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

        The board of directors has retained Ashford Advisor to manage our operations and our portfolio of hotel assets, subject to the board of directors' supervision. Because of the conflicts of interest created by the relationships among us, Ashford Trust, Ashford Advisor, and Remington and each of their affiliates, many of the responsibilities of the board of directors have been delegated to our independent directors, as discussed below and under "Certain Relationships and Related Party Transactions—Conflicts of Interest."

        Between the completion of our spin-off on November 19, 2013 and December 31, 2013, our board of directors held one regular meeting, during which the independent directors elected not to hold an executive session. Our board of directors must hold at least two regularly scheduled meetings per year of the non-management directors without management present. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served, held during the period for which such person was a director.

Board Member Independence

        Our board determines the independence of our directors in accordance with Section 303A.02 of the NYSE Listed Company Manual, which requires an affirmative determination by our board of directors that the director has no material relationship with us that would impair his or her independence. In making this determination, our board of directors reviewed both the NYSE Listed Company Manual independence requirements as well as our own Corporate Governance Guidelines, which provide that any director who receives more than $120,000 per year in compensation from the company, exclusive of director and committee fees, will not be considered independent. Moreover, our board of directors examined relationships between directors or their affiliates with Ashford Prime and its affiliates including those reported under the heading "Certain Relationships and Related Party Transactions" on page 25.

        Our board of directors has affirmatively determined that, with the exception of Mr. Monty J. Bennett, our chairman and chief executive officer, and Mr. Douglas A. Kessler, our president, each nominee for director is independent of Ashford Prime and its management under the standards set forth in our Corporate Governance Guidelines and the NYSE Listed Company Manual, and our board of directors is comprised of a majority of independent directors, as required by Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein means such director satisfies the NYSE independence tests.

Board Leadership Structure

        Our board of directors has the flexibility to determine the appropriate leadership structure for our company. In making decisions related to our leadership structure, specifically when determining whether to have a joint chief executive officer and chairman or to separate these offices, the board considers many factors, including the specific needs of the company in light of its current strategic initiatives and the best interest of stockholders. Upon the completion of our spin-off from Ashford Trust in November 2013, our board of directors determined that Mr. Monty J. Bennett was the best candidate to fill the role of chairman of the board as well as to serve as our chief executive officer. In making this determination, the board took into consideration the company's strategic initiatives, Mr. Monty J. Bennett's expertise in the hospitality industry, which he has developed over the last

20 years, and his superior performance, as evidenced by the total stockholder return during Mr. Monty J. Bennett's tenure as chief executive officer of Ashford Trust. Our board continues to believe that combining the roles of chairman and chief executive officer at this time is in the best interest of our stockholders and that our current leadership structure provides a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

        The combined role of chairman and chief executive officer is both counterbalanced and enhanced by an independent director serving as the lead director. Pursuant to our corporate governance guidelines, in 2013 our board of directors appointed Mr. Curtis B. McWilliams to serve as the lead independent director for a one-year term. The lead director has the following duties and responsibilities:

  •
  preside at all meetings of the board at which the chairman is not present and all executive sessions of the independent or non-employee directors;

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  advise the chairman and chief executive officer of decisions reached and suggestions made at meetings of independent directors or non-management directors;

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  serve as liaison between the chairman and the independent directors; approve information sent to the board; approve meeting agendas for the board;

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  approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

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  authorize the retention of outside advisors and consultants who report directly to the board of directors;

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  authorize the calling of meetings of the independent directors; and if requested by major stockholders; and

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  if requested by major stockholders, be available for consultation and direct communication.

        In addition, pursuant to our charter and our Corporate Governance Guidelines, the board must maintain a majority of independent directors at all times, and if the chairman of the board is not an independent director, at least two-thirds of the directors must be independent. Our board must also comply with each of the conflict of interest policies discussed in "Certain Relationships and Related Party Transactions—Conflict of Interest Policy." Our charter provisions, governance policies and conflicts of interest policies are designed to provide a strong and independent board that provides balance to the chief executive officer and chairman positions and ensure independent director input and control over matters involving potential conflicts of interest.

Board Committees and Meetings

        Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Each of these committees is composed exclusively of independent directors. Each of the committees is governed by a written charter that has been approved by our board of directors. A copy of each charter can be found in the Investors section of our website at www.ahpreit.com by clicking "INVESTOR" and then "GOVERNANCE DOCUMENTS."

        The committee members who currently serve on each active committee and a description of the principal responsibilities of each such committee follows:

	Audit	Compensation	Nominating/ Corporate Governance
Stefani D. Carter	X		Chair
Curtis B. McWilliams	X
W. Michael Murphy	Chair	X
Matthew D. Rinaldi		Chair
Andrew L. Strong		X	X

        Audit Committee.    Our audit committee is, and was at all times since our spin-off in November 2013, composed of three independent directors: Ms. Stefani D. Carter and Messrs. Curtis B. McWilliams and W. Michael Murphy. Mr. Murphy and Mr. McWilliams each qualify as an "audit committee financial expert," as defined by the SEC and are "financially literate" under the rules of the NYSE. Ms. Carter is pursuing continuing education to become "financially literate" under the rules of the NYSE within a reasonable period of time. The audit committee assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

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  has sole authority to appoint or replace our independent auditors;

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  has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

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  monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

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  meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

        Compensation Committee.    Our compensation committee is, and was at all times since our spin-off in November 2013, composed of three independent directors: Messrs. W. Michael Murphy, Matthew D. Rinaldi and Andrew L. Strong. The principal functions of the compensation committee are to:

  •
  evaluate the performance of our officers;

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  review and approve the officer compensation plans, policies and programs;

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  evaluate the performance of Ashford Advisor;

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  review the compensation and fees payable to Ashford Advisor under the advisory agreement;

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  prepare compensation committee reports; and

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  administer the 2013 Equity Incentive Plan and the Advisor Equity Incentive Plan.

        The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of officer compensation.

        Nominating/Corporate Governance Committee.    Our nominating/corporate governance committee is, and was at all times since our spin-off in November 2013, composed of two independent directors: Ms. Stefani D. Carter and Mr. Andrew L. Strong. Our nominating/corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating/corporate governance committee's selection criteria for director nominees. Before recommending an incumbent, replacement or additional director, our nominating/corporate governance committee reviews his or her qualifications, including personal and professional integrity, capability, judgment, availability to serve, conflicts of interest, ability to act on behalf of stockholders and other relevant factors in accordance with the criteria set forth in "Corporate Governance—Director Nomination Procedures—Identifying and Evaluating Candidates for Director" below. The committee reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and at least annually, it recommends to the board of directors nominees for each committee of the board. In addition, our nominating/corporate governance committee annually will facilitate the assessment of the board of directors' performance as a whole and the self-assessment of the individual directors and reports thereon to the board. Our nominating/corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify director candidates.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee of the board of directors are independent directors. None of these directors, or any of our executive officers, serve as a member of a board of directors or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

CORPORATE GOVERNANCE

        Our board is committed to good corporate governance practices that promote the long-term interest of our stockholders. The board regularly reviews developments in corporate governance and updates the company's policies and guidelines as it deems necessary and appropriate. Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NYSE. We maintain a corporate governance section on our website that includes key information about our corporate governance initiatives including our Corporate Governance Guidelines, the charters for the committees of our board of directors, our Code of Business Conduct and Ethics and our Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ahpreit.com by clicking "INVESTOR" and then "GOVERNANCE DOCUMENTS."

Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics applies to our officers and directors and to Ashford Advisor's personnel when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the Code of Business Conduct and Ethics for our officers or directors may be made only by our board or one of our board committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

Board Oversight of Risk

        Our full board of directors has ultimate responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the company's business strategy. Our board of directors receives regular updates related to various risks for both our company and our industry. The audit committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions and reports its analysis to the full board on a periodic basis.

Attendance at Annual Meeting of Stockholders

        Directors are expected to attend the annual meeting of stockholders in person.

Director Orientation and Continuing Education

        Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to provide education opportunities in order to improve both our board of directors and its committees' performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

Director Retirement Policy

        Upon attaining the age of 70 and annually thereafter, as well as when a director's principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, a director will tender a letter of proposed retirement or resignation, as applicable, from our board of directors to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director's continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposed resignation or request that the director continue to serve.

Director Nomination Procedures

        Identifying and Evaluating Candidates for Director.    The nominating/corporate governance committee recommends qualified candidates for board membership based on the following criteria:

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  Integrity, experience, achievements, judgment, intelligence, competence, personal character, expertise, skills, knowledge useful to the oversight of the Company's business, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, and likelihood of a sustained period of service on the board;

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  Business or other relevant experience; and

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  The extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other board members will build a board that is effective, collegial and responsive to the needs of the Company.

        In connection with the selection of nominees for director, consideration will also be given to the board's desire for an overall balance of diversity, including professional background, experience and perspective. While the committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The board, taking into consideration the recommendations of the nominating/corporate governance committee, shall be responsible for selecting the director nominees and for appointing directors to the board to fill vacancies, with primary emphasis on the criteria set forth above.

        Stockholder Nominations and Recommendations.    Our bylaws permit stockholders to nominate director candidates for consideration at the annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, giving the information required in our bylaws, including, among other things, the candidate's name, sufficient biographical data and qualifications. Stockholder nominations must be received between December 15, 2014 and January 14, 2015 to be considered for candidacy at the 2015 annual meeting of stockholders. You may contact the Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.

        Stockholders may recommend director candidates for consideration by the nominating/corporate governance committee. Any such recommendation must include verification of the stockholder status of the person submitting the recommendation and the nominee's name and qualifications for board membership. Stockholder recommendations may be submitted by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas,

Texas 75254 and must be received between December 15, 2014 and January 14, 2015 to be considered for candidacy at the 2015 annual meeting of stockholders.

        The nominating/corporate governance committee expects to use a similar process to evaluate candidates recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Stockholder and Interested Party Communication with our Board of Directors

        Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders' and other interested parties' letters are screened by company personnel based on criteria established and maintained by our nominating/corporate governance committee, which includes filtering out improper or irrelevant topics such as solicitations.

 DIRECTOR COMPENSATION

        Each of our non-employee directors is paid an annual base retainer of $55,000. The lead independent director is paid an additional annual retainer of $25,000, the chairman of our audit committee is paid an additional annual retainer of $25,000, each member of our audit committee other than the chairman is paid an additional annual retainer of $5,000, the chairman of our compensation committee is paid an additional annual retainer of $15,000 and the chairman of our nominating/corporate governance committee is paid an additional annual retainer of $10,000. Each director is also paid of fee of $2,000 for each board or committee meeting that he or she attends, except that the chairman of each committee is paid a fee of $3,000 for each committee meeting that he or she attends. Each non-employee director is also paid a fee of $500 for each board or committee meeting that he or she attends via teleconference. Officers receive no additional compensation for serving on the board. In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

        In addition, on the date of the first meeting of the board of directors following each annual meeting of stockholders at which a non-employee director is initially elected or re-elected to our board of directors, we will grant each non-employee director additional stock grants of 3,200 shares of our common stock, which will be issued under our 2013 Equity Incentive Plan and will be fully vested immediately.

Director Compensation for Fiscal Year Ended December 31, 2013

        Our non-employee directors began service as our directors upon the completion of our spin-off on November 19, 2013 and during the fiscal year ended December 31, 2013 received a pro-rated portion of the fees described above. In addition, as an inducement to the directors to agree to serve on our board, on November 19, 2013 each of our non-employee directors received a restricted stock grant of 3,200 shares of our common stock, which shares vested in full upon grant.

        The following table summarizes the compensation paid by us to our non-employee directors for their services as director since our spin-off for the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Curtis B. McWilliams	$12,432	$68,320	$80,752
Stefani D. Carter	$12,179	$68,320	$80,499
W. Michael Murphy	$11,848	$68,320	$80,168
Matthew D. Rinaldi	$10,179	$68,320	$78,499
Andrew L. Strong	$8,427	$68,320	$76,747

(1)
Based on the fair market value of the stock awards on November 19, 2013, the date of the grant.

(2)
Represents service as a director since November 19, 2013.

EXECUTIVE OFFICERS

        The biographies for Mr. Monty J. Bennett, our Chief Executive Officer, and Mr. Douglas A. Kessler, our President, are located in the section "—Biographical Information of Directors" above.

David A. Brooks Age 54	Mr. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since April 2013. He has served in that capacity for Ashford Advisor since November 19, 2013 and for Ashford Trust since January 2009. Prior to assuming the role of Chief Operating Officer of Ashford Trust, he served as Chief Legal Officer, Head of Transactions and Secretary from August 2003 to January 2009. Prior to that, he served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation, an affiliate of Ashford Trust, from January 1992 until August 2003, where he co-led the formation of numerous investment partnerships, negotiated and closed approximately $1 billion in asset acquisitions and asset managed nearly $750 million dollars in non-performing hospitality loans. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Brooks earned his Bachelor of Business Administration in Accounting from the University of North Texas in 1981, his Juris Doctor from the University of Houston Law Center in 1984 and became licensed as a CPA in the State of Texas in 1984 (currently non-practicing status).
David J. Kimichik Age 53
Mr. Kimichik has served as our Chief Financial Officer since April 2013. Mr. Kimichik has served as Chief Financial Officer for Ashford Advisor since November 19, 2013 and as Chief Financial Officer of Ashford Trust since its inception in May 2003. In addition to his duties as Chief Financial Officer of Ashford Trust, he has held the position of Director of Asset Management at Ashford Trust where he was responsible for leading a team of asset managers in the daily supervision of Ashford Trust's hotels and Ashford Trust's annual capital improvement activities. Mr. Kimichik has been associated with the principals of Ashford Trust and its predecessor for the past 30 years and was President of Ashford Financial Corporation from 1992 until August 2003. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations. Mariner Hotel Corporation was a hotel developer and owner and at one time was Marriott Corporation's largest Franchisee.
Mr. Kimichik earned his Bachelor of Science degree from the School of Hotel Administration at Cornell University in 1982.

Jeremy Welter Age 37	Mr. Welter has served as our Executive Vice President, Asset Management since April 2013. Mr. Welter has also served in that capacity for Ashford Advisor since November 19, 2013, has been employed by Ashford Trust since January 2011 and has served as Executive Vice President, Asset Management for Ashford Trust since March 2011 where he oversees a $4 billion portfolio of 122 hotels. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as chief financial officer. He is a current member of Marriott's Owner Advisory Council. From July 2000 through July 2005, Mr. Welter was an investment banker at Stephens, where he worked on mergers and acquisitions, public and private equity and debt, capital raises, company valuations, fairness opinions and recapitalizations. Before working at Stephens, Mr. Welter was part of Bank of America's Global Corporate Investment Banking group. Mr. Welter is a speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.
Mr. Welter earned his Bachelor of Science in Business Administration in Economics from Oklahoma State University in 1999, where he served as student body president and graduated Summa Cum Laude.
Mark L. Nunneley Age 56
Mr. Nunneley has served as our Chief Accounting Officer since April 2013. Mr. Nunneley has also served as Chief Accounting Officer of Ashford Advisor since November 19, 2013. He has served as the Chief Accounting Officer of Ashford Trust since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of CPAs.
Mr. Nunneley earned his Bachelor of Science degree in Business Administration from Pepperdine University in 1979 and his Master of Science in Accounting from the University of Houston in 1981.

 SIGNIFICANT EMPLOYEES

        The following employees are not executive officers but do make significant contributions to our business:

Deric S. Eubanks Age 38	Mr. Eubanks has served as our Senior Vice President-Finance since April 2013. Mr. Eubanks has also served as Senior Vice President-Finance for Ashford Advisor since November 19, 2013. He has served as the Senior Vice President-Finance at Ashford Trust since September 2011. Mr. Eubanks is responsible for assisting our Chief Executive Officer and Chief Financial Officer with all corporate finance and financial reporting initiatives and capital market activities including equity raises, debt financings, and loan modifications. He also oversees Investor Relations and is responsible for overseeing and executing our hedging strategies. Prior to his role as Senior Vice President-Finance at Ashford Trust, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans, and other debt securities for Ashford Trust. Mr. Eubanks has been with Ashford Trust since its initial public offering in August of 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.
Mr. Eubanks earned a BBA from Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.
J. Robinson Hays III Age 36
Mr. Hays has served as our Senior Vice President-Corporate Finance and Strategy since April 2013. Mr. Hays has also served as the Senior Vice President-Corporate Finance and Strategy for Ashford Advisor since November 19, 2013. He has also served as Senior Vice President-Corporate Finance and Strategy for Ashford Trust since 2010 and has been with Ashford Trust since April 2005. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to the corporate model, including acquisitions, divestitures, refinancing's, hedging, capital market transactions and major capital outlays. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust's investor relations group. Mr. Hays has been a frequent speaker at industry and Wall Street investor conferences.

Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service & manufacturing company, where he focused on mergers, acquisitions, and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.

 EXECUTIVE COMPENSATION

        Because our advisory agreement provides that Ashford Advisor is responsible for managing our affairs, our executive officers, who are employees of Ashford Advisor, do not receive cash compensation from us for serving as our officers. Accordingly, we have not entered into employment, severance or change in control agreements with our executive officers.

        Except for certain equity grants we may make pursuant to our 2013 Equity Incentive Plan, Ashford Advisor or one of its affiliates compensates each of our executive officers. We pay Ashford Advisor an advisory fee, the proceeds of which are used in part to pay compensation to its personnel.

Summary Compensation Table

        Our executive officers, who are employees of and compensated by Ashford Advisor, did not receive any cash compensation from us during fiscal year 2013.

Outstanding Equity Awards at Fiscal Year End Table

        We did not grant any awards to our executive officers pursuant to our 2013 Equity Incentive Plan during fiscal year 2013.

2013 Equity Incentive Plan

        We have adopted the 2013 Equity Incentive Plan, which provides for the grant of incentive awards to employees, consultants and non-employee directors of our company, Ashford Advisor or each of their respective affiliates. The purpose of this plan is to encourage the persons subject to it and Ashford Advisor to (i) to acquire or increase their equity interests in our company to provide an added incentive to work toward its growth and success, and (ii) to allow us to compete for services of the persons needed for the growth and success of our company and for the continued services of Ashford Advisor. The total number of shares that may be made subject to awards under our 2013 Equity Incentive Plan is equal to 850,000 shares, which is the equivalent of approximately 5.0% of the issued and outstanding shares of our common stock immediately following our spin-off from Ashford Trust. The 2013 Equity Incentive Plan is administered by the compensation committee of our board of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of March 11, 2014 regarding the ownership of our common stock by (1) each person known to us who is beneficially owns, directly or indirectly, more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes: (1) all shares the person actually owns beneficially or of record; (2) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (3) all shares the person has the right to acquire within 60 days. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by such person or entity. As of March 11, 2014, we had an aggregate of 25,329,112 shares of common stock outstanding. Except as indicated in the footnotes to the table below, the address of each person listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ashford Hospitality Limited Partnership	4,977,853	14.60%
Monty J. Bennett	1,255,123	4.77%
Douglas A. Kessler	330,746	1.29%
David A. Brooks	353,733	1.38%
David J. Kimichik	221,068	*
Jeremy J. Welter	63,451	*
Mark L. Nunneley	167,494	*
Stefani D. Carter	3,200	*
Curtis B. McWilliams	3,600	*
W. Michael Murphy	16,360	*
Matthew D. Rinaldi	3,200	*
Andrew L. Strong	3,200	*
All directors and executive officers as a group (11 persons)	2,421,177	8.9%

*
Denotes less than 1.0%

(1)
Ownership includes common units issued in connection with the spin-off. Beginning one year from the issuance date, such common units issued are redeemable by the holder for cash or, at our option, shares of our common stock on a one-for-one basis. Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable).

(2)
In computing the percentage ownership of a person or group, we have assumed that the common units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units held by other persons are redeemed for shares of common stock.

        In addition to the stockholders listed above, the following stockholders owned more than 5% of our common stock as of March 11, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	2,376,713(1)	9.38%
The Vanguard Group, Inc.	1,868,393(2)	7.38%

(1)
Based on information provided by BlackRock, Inc. in an amendment to Schedule 13G filed with the SEC on February 10, 2014. Per such Schedule 13G, Blackrock, Inc. has sole voting power over 2,376,713 of such shares and sole dispositive power over all such shares. The principal business address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)
Based on information provided by The Vanguard Group, Inc. ("Vanguard Group") in a Schedule 13G filed with the SEC on February 11, 2014 in relation to its ownership of 1,868,393 shares of our common stock. Per such Schedule 13G, Vanguard Group has sole voting power over 20,461 of such shares, sole power to dispose of 1,845,468 of such shares and shared power to dispose of 22,925 of such shares. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        To our knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to us and the written representations of our directors and executive officers, during the year ended December 31, 2013 all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship and the Advisory Agreement with Ashford Advisor

        Until the completion of the spin-off on November 19, 2013, we were a subsidiary of Ashford Trust. Upon completion of the spin-off, we entered into an advisory agreement, or the Advisory Agreement, with Ashford Advisor, which is a subsidiary of Ashford Trust. Pursuant to the Advisory Agreement, Ashford Advisor acts as our external advisor. Ashford Advisor is responsible for implementing our investment strategies and decisions and the management of our day-to-day operations, including all of our subsidiaries and joint ventures, and shall perform (or cause to be performed) all services relating to the acquisition and disposition of hotels, asset management and operations of our company as may be reasonably required, subject to the supervision and oversight of our board. Any increase in the scope of duties or services to be provided by Ashford Advisor must be jointly approved by us and Ashford Advisor and will be subject to additional compensation.

        We rely on Ashford Advisor to provide, or obtain on our behalf, the personnel, including our management team, and services necessary for us to conduct our business, and we have no employees of our own. Ashford Advisor is also required to make available sufficient experienced and appropriate personnel to perform the services and functions specified and such personnel are to devote such of their time and attention as is reasonably necessary to perform such services.

        All of our officers are also employees of Ashford Advisor and Ashford Trust. Mr. Monty J. Bennett, our chairman and chief executive officer, is the chief executive officer and a member of the board of directors of Ashford Trust. Mr. Douglas A. Kessler, our president and a member of our board of directors, is the president of both Ashford Advisor and Ashford Trust.

  Fees and Expenses Paid to Ashford Advisor

  •
  Base Fee.  The total quarterly base fee is equal to 0.70% per annum of the total enterprise value of our company, subject to a minimum quarterly base fee. The "total enterprise value" for purposes of determining the base fee is calculated on a quarterly basis as (i) the average of the volume-weighted average price per share of our common stock for each trading day of the preceding quarter multiplied by the average number of shares of our common stock outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the operating partnership which have achieved economic parity with common units in the operating partnership have been redeemed for our common stock), plus (ii) the quarterly average of the aggregate principal amount of our consolidated indebtedness (including our proportionate share of debt of any entity that is not consolidated but excluding our joint venture partners' proportionate share of consolidated debt), plus (iii) the quarterly average of the liquidation value of our outstanding preferred equity. The minimum base fee each quarter is equal to the greater of (i) 90% of the base fee paid for the same quarter in the prior year and (ii) the "G&A ratio" multiplied by our total enterprise value. The "G&A ratio" is calculated as the simple average of the ratios of total general and administrative expenses, including any dead deal costs, less any non-cash expenses, paid in the applicable quarter by each member of a select peer group, divided by the total enterprise value of such peer group member. Our peer group for purposes of our advisory fees includes: Strategic Hotels and Resorts, Inc., Chesapeake Lodging Trust, DiamondRock Hospitality Co., Lasalle Hotel Properties, Pebblebrook Hotel Trust and Sunstone Hotel Investors, Inc. This peer group may be adjusted from time-to-time by mutual agreement of Ashford Advisor and a majority of our independent directors, negotiating in good faith. The base fee is payable in cash on a quarterly basis.

  •
  Incentive Fee.  In each year that our TSR exceeds the "average TSR of our peer group" we have agreed to pay an incentive fee. For purposes of this calculation, our TSR will be calculated using a year-end stock price equal to the closing price of our common stock on the last trading day of the year as compared to the closing stock price of our common stock on the last trading day of the prior year, assuming all dividends on the common stock are reinvested into additional shares of common stock. The average TSR for each member of our peer group is calculated in the same manner, and the simple average for our entire peer group is the "average TSR for our peer group." If our TSR exceeds the average TSR for our peer group, Ashford Advisor will be paid an incentive fee.

    The annual incentive fee is calculated as (i) 10% of the amount (expressed as a percentage) by which our annual TSR exceeds the average TSR for our peer group, multiplied by (ii) the fully diluted equity value of our company at December 31 of the applicable year; provided, for the stub period ending December 31, 2013, the product from the preceding calculation shall be reduced proportionately based on the number of days in which the Advisory Agreement is in effect for the calendar year 2013 divided by 365 days. To determine the fully diluted equity value, we will assume that all units in our operating partnership, including LTIP units that have achieved economic parity with the common units, if any, are redeemed for our common stock and that the per share value of each share of our common stock is equal to the closing price of our stock on the last trading day of the year. For the purpose of calculating TSR during the first year, the starting price of our common stock will be based on the closing price per share of our common stock on November 20, 2013, the first trading day on which our common stock was listed and available for trading on the NYSE, and for our peers, the closing price on the same trading day.

    The incentive fee, if any, shall be payable in arrears on an annual basis, on or before January 15 following each year or on the date of termination of the Advisory Agreement, if applicable. Except in the case when the incentive fee is payable on the date of termination of the Advisory Agreement, up to 50% of the incentive fee may be paid in our common stock or in common units of our operating partnership, at our discretion, with the balance payable in cash unless at the time for payment of the incentive fee, Ashford Advisor owns common stock or common units in an amount greater than or equal to three times the base fee for the preceding four quarters. If Ashford Advisor owns common stock or common units in an amount more than the base fee limitation then the entire incentive fee shall be payable in cash.

  •
  Equity Compensation.  To incentivize employees, officers, consultants, non-employee directors, affiliates and representatives of Ashford Advisor to achieve our goals and business objectives, as established by our board of directors, in addition to the base fee and the incentive fee described above, our board of directors has the authority to make annual equity awards to Ashford Advisor or directly to employees, officers, consultants and non-employee directors of Ashford Advisor, based on our achievement of certain financial and other hurdles established by our board of directors. These annual equity awards are intended to provide an incentive to Ashford Advisor and its employees to promote the success of our business. The compensation committee of our board of directors has full discretion regarding the grant of any annual equity awards to be provided to Ashford Advisor and its employees, and other than the overall limitation on the total number of shares that are authorized to be granted under the 2013 Equity Incentive Plan and the Advisor Equity Incentive Plan, there are no limitations on the amount of these annual equity awards.

  •
  Expense Reimbursement.  Ashford Advisor is responsible for all wages, salaries, cash bonus payments and benefits related to its employees providing services to us (including any of our officers who are also officers of Ashford Advisor), with the exception of any equity compensation that may be awarded by us to the employees of Ashford Advisor who provide services to us, the provision of certain internal audit services and the international office expenses described below. We are responsible to pay or reimburse Ashford Advisor monthly for all other costs incurred by it on our behalf or in connection with the performance of its services and duties to us, including, without limitation, tax, legal, accounting advisory, investment banking and other third- party professional fees, director fees and insurance (including errors and omissions insurance and any other insurance required pursuant to the terms of the Advisory Agreement), debt service, taxes, insurance, underwriting, brokerage, reporting, registration, listing fees and charges, travel and entertainment expenses, conference sponsorships, transaction diligence and closing costs, dead deal costs, dividends, office space, the cost of all equity awards or compensation plans established by us, including the value of awards made by us to Ashford Advisor's employees, and any other costs which are reasonably necessary for the performance by Ashford Advisor of its duties and functions. In addition, we pay a pro rata share of Ashford Advisors' office overhead and administrative expenses incurred in the performance of its duties and functions under the Advisory Agreement. There is no specific limitation on the amount of such reimbursements.

    In addition to the expenses described above, we are required to reimburse Ashford Advisor monthly for our pro-rata share (as reasonably agreed to between Ashford Advisor and a majority of our independent directors or our audit committee, chairman of our audit committee or lead director) of (i) employment expenses of Ashford Advisor's internal audit managers and other Ashford Advisor employees who are actively engaged in providing internal audit services, (ii) the reasonable travel and other out-of-pocket expenses of Ashford Advisor relating to the activities of its internal audit employees and the reasonable third-party expenses which Ashford Advisor incurs in connection with its provision of internal audit services to us and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to Ashford Advisor's non-executive personnel who are located internationally. Such expenses shall include but are not limited to, salary, wage payroll taxes and the cost of employee benefit plans.

  •
  Additional Services.  If, and to the extent that, we request Ashford Advisor to render services on our behalf other than those required to be rendered by it under the Advisory Agreement, such additional services shall be compensated separately at market rates, as defined in the Advisory Agreement.

        Fees Paid in 2013.    Our pro-rated payment to Ashford Advisor for the 43 days of 2013 for which the Advisory Agreement was in place was $878,000, all of which was related to the base fee.

Our Relationship and Agreements with Remington

        Upon the completion of the spin-off, we entered into a master management agreement and a mutual exclusivity agreement with Remington. Because Mr. Monty J. Bennett, our chief executive officer and the chairman of our board of directors, is also the chief executive officer of Remington and, together with his father Mr. Archie Bennett, Jr., beneficially owns 100% of Remington, they will benefit from the fees paid to Remington under the master management agreement.

        Remington currently performs all of the project management functions related to our initial hotels, and we intend to continue to utilize Remington for such services. Remington provides these services to us pursuant to the terms set forth in the master management agreement that we entered in connection with the spin-off. Additionally, Remington may, in the future, provide us with property management, project management and certain development services, pursuant to the terms outlined in the mutual exclusivity agreement.

  Master Management Agreement

        We entered into a master management agreement with Remington, pursuant to which we have agreed to engage Remington for the property management, project management, development and certain other work for all hotels we acquire, unless our independent directors either (i) unanimously vote not to engage Remington, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because, in their reasonable business judgment, they have determined that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.

        Amounts Payable under the Remington Master Management Agreement.    Remington receives a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive fee. The base management fee for each hotel will be due monthly and will be equal to the greater of:

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  $12,673.48 (increased annually based on consumer price index adjustments); and

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  3% of the gross revenues associated with that hotel for the related month.

        The incentive management fee, if any, for each hotel will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to the lesser of (i) 1% of gross revenues and (ii) the amount by which the actual house profit (gross operating profit of the applicable hotel before deducting management fees or franchise fees) exceeds the target house profit as set forth in the annual operating budget approved for the applicable fiscal year.

        Fees Paid in 2013.    Our pro-rated payment to Remington for the 43 days of 2013 for which the master management agreement was in place was $431,400.

  Mutual Exclusivity Agreement

        Pursuant to the mutual exclusivity agreement with Remington, we have a first right of refusal to purchase any lodging-related investments identified by Remington and any of its affiliates that meet our investment criteria. Ashford Trust has a similar mutual exclusivity agreement with Remington but has agreed to subordinate its right with respect to any properties that satisfy our investment criteria such that any new investment opportunities that satisfy our investment guidelines will be presented to our board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust. Our mutual exclusivity agreement with Remington also provides that Remington will provide property management, project management and development services for all future properties that we acquire to the extent we have the right or control the right to direct such matters, unless our independent directors either (i) unanimously vote not to hire Remington or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better. Mr. Monty Bennett will benefit from the payment by us of property management fees, project management fees and development fees to Remington pursuant to the master management agreement.

Conflict of Interest Policies

        Because Ashford Prime could be subject to various conflicts of interest arising from our relationship with Remington, Ashford Advisor and other parties, to mitigate any potential conflicts of interest, we have adopted a number of conflict of interest policies, including the policies discussed in "Board of Directors and Committee Membership—Board Leadership Structure" above. Our Corporate Governance Guidelines provide that all decisions related to the Advisory Agreement with Ashford Advisor, the mutual exclusivity agreement or the master management agreement with Remington and certain agreements with Ashford Trust that we entered into pursuant to the spin-off be approved by a majority of the independent directors, except as specifically provided otherwise in such agreements. Moreover, our charter, consistent with Maryland law, contains a requirement that any transaction or agreement involving us, any of our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of disinterested directors.

AUDIT COMMITTEE REPORT

        The audit committee represents and assists the board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages our relationship with its independent registered public accounting firm (which reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from Ashford Prime for such advice and assistance.

        Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The audit committee monitors Ashford Prime's financial reporting process and reports to the board on its findings.

        In this context, the audit committee hereby reports as follows:

  1.
  The audit committee has reviewed and discussed the audited financial statements with Ashford Prime's management.

  2.
  The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, or the PCAOB.

  3.
  The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

  4.
  Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in Ashford Prime's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

        The undersigned members of the audit committee have submitted this Report to the board of directors.

AUDIT COMMITTEE
W. Michael Murphy, Chairman Stefani D. Carter Curtis B. McWilliams

 PROPOSAL NUMBER TWO—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

        We are asking our stockholders to ratify our audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Ernst & Young LLP has audited our financial statements since our spin-off from Ashford Trust in November 2013 and has audited Ashford Trust's financial statements since it commenced operations in 2003. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

        Services provided by Ernst & Young LLP during 2013 included the audit of our annual financial statements and the financial statements of our subsidiaries. Services also included the limited review of unaudited quarterly financial information; review and consultation regarding filings with the SEC; and consultation on financial and tax accounting and reporting matters. During the year ended December 31, 2013 fees incurred related to our principal accountants, Ernst & Young LLP, consisted of the following:

Audit Fees	$612,500
Audit-Related Fees	141,250
Tax Fees	—
All Other Fees	—

Total	$753,750

        Our audit committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors' independence.

        Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014.

STOCKHOLDER PROPOSAL

        We have received notice of the intention of UNITE HERE to present a stockholder proposal at the 2014 annual meeting. UNITE HERE is a stockholder holding 153 shares of common stock, which represents 0.0006% of the total shares outstanding on the record date. The text of the stockholder proposal and supporting statement appear exactly as received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of UNITE HERE.

PROPOSAL NUMBER THREE

        RESOLVED, that stockholders of Ashford Hospitality Prime (the "Company") urge the Board to take all steps necessary under applicable law to cause the Company to opt out of Maryland's Unsolicited Takeover Act (Title 3, subtitle 8 of the Maryland General Corporation Law, the "Act"), and to require a majority vote of stockholders before opting back into the Act.

Supporting Statement:

        This proposal urges the Board to initiate the actions required for the Company to opt out of provisions of Maryland's Unsolicited Takeover Act. The Act permits the Board, without shareholder approval, to implement various takeover defenses, such as classifying the board, expanding the size of board while filling new vacancies through the votes of directors only, and requiring a two-thirds vote for removal of a director. The statute essentially acts as a poison pill; these defenses, if implemented by the board, may adversely affect shareholder value by discouraging offers to acquire the Company that could be beneficial to shareholders.

        The US hotel industry has witnessed improved operating fundamentals for two consecutive years. If the previous cycle is any indication, shareholders can expect to see stepped-up merger activity in the coming years;

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  In November 2005, Carl Icahn made a tender offer to purchase 51% of Fairmont Hotels' stock at $40 per share, 23% higher than the average trading price during October 2005.

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  In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

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  In 2007, Blackstone acquired Hilton Hotels at a price of per $47.50 share, a 32% premium above the closing price the day the agreement closed. Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

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  JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland's three-month average closing share price.

        Research on anti-takeover statutes such as the Act indicates that these statutes fail to protect shareholder interests. Empirical studies have shown that state anti-takeover statutes harm stockholders by failing to maximize profit and by leading to uncertainty for shareholders (Macey, 1988). Robust econometric data shows that anti-takeover statutes increase agency managerial cost and reduce shareholder wealth (Subramanian, 2002). Further, studies have shown that because they protect managers from removal, they reduce incentives for managers to operate as profitably as possible (Booth, 1988).

        Ashford Hospitality Trust, our company's sponsor, has chosen to opt out of the Unsolicited Takeover Act. Our company has already opted out of two additional statutory anti-takeover devices, Maryland's Control Shares and Business Combinations Acts.

        We urge stockholders to ask the board to protect shareholder value by similarly opting out of the Unsolicited Takeover Act, and vote FOR this proposal.

 ASHFORD PRIME'S STATEMENT IN OPPOSITION TO PROPOSAL NUMBER THREE

        The board of directors recommends that stockholders vote "AGAINST" this proposal for the following reasons:

        Our board has carefully considered the proposal that the Company opt out of all provisions of the Maryland Unsolicited Takeover Act (the "Act") and believes that it is not in the best interests of our stockholders for the Company to do so. Maintaining the board's ability to utilize some or all of the protections provided by the Act, if and only if future circumstances warrant, benefits us and our stockholders by enhancing our ability to defend the Company and the interests of our stockholders against an undesired takeover attempt and reducing the possibility that a third party could effect a sudden or surprise change of control of our board through a proxy fight or consent solicitation to remove the board.

        In connection with our spin-off from Ashford Trust, our board thoroughly considered the various anti-takeover provisions available under the Maryland General Corporation Law and made a deliberate decision to opt out of many such provisions, including Maryland's Business Combination Act and Control Share Acquisition Act. In this process, our board determined to opt into only one provision of the Act—giving the board the right to fill any board vacancies—and that it would be beneficial to maintain the flexibility to opt into the other provisions of the Act, in whole or in part, should future circumstances indicate that doing so was in the best interests of stockholders, but the board has no current plans to opt into, any of these provisions.

        As a new company with a small market capitalization and a short track record of operations, we may be a target for an undesired takeover by a third party with interests other than our long term strategy to build a portfolio of high RevPAR luxury, upper-upscale, and upscale hotels in domestic and international gateway cities. A change of control of the Company through a wholesale replacement of our board would trigger a default on our credit facility and potential defaults on the various property-level financings to which we are a party. In addition, our management agreements, including the Advisory Agreement, contain material penalties for termination due to a non-consensual change in control of the Company. Our board believes that retaining our flexibility to be subject to the provisions of the Act is important to protect the Company, and, in turn, the best interests of our stockholders, from an undesired takeover attempt as, by design, we retain very few anti-takeover defenses in relation to our peers. In the event that we ever become subject to an unsolicited takeover proposal, the provisions of the Act to which we could elect to be subject could provide the Company with valuable protection from a proposal that may be unfavorable to the long-term interests of our stockholders and give the Company time and leverage to negotiate a more favorable outcome for our shareholders. Moreover, any decision to opt into any additional provisions of the Act would be made only after a careful and through deliberation by our board based on the facts and circumstances at the time that that at an opt-in was prudent and in the best interests of our stockholders.

        The provisions of the Act to which we are subject or could elect to be subject do not prevent a negotiated acquisition of the Company. Instead they encourage potential acquirers to begin negotiations with the board of directors. This provides the board with the time and leverage necessary to evaluate the adequacy and fairness of takeover proposals, consider alternative proposals and negotiate the best result for all stockholders. In fact, studies have found that these types of provisions enhance a company's bargaining power, which results in higher share premiums for selling stockholders (Comment and Schwert, 1995). Thus, retaining the flexibility to utilize some or all of the provisions of the Act, should future circumstances warrant, can help protect long-term stockholder interests against unsolicited takeover attempts by investors focusing on short-term financial gains.

For these reasons, the board of directors recommends that the stockholders vote "AGAINST" the stockholder proposal to cause Ashford Prime to opt out of the Maryland Unsolicited Takeover Act.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION FOR 2015 ANNUAL MEETING

        Stockholder proposals intended to be presented at our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than 5:00 p.m., Eastern time, on December 15, 2014. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

        Any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2015 annual meeting of stockholders must be received by us no earlier than 5:00 p.m., Eastern time, on December 15, 2014 and no later than 5:00 p.m., Eastern time, on January 14, 2015. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

ANNUAL REPORT

        Stockholders may request a free copy of our 2013 Annual Report, which includes our 2013 Form 10-K, by writing to David A. Brooks, Corporate Secretary, Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Alternatively, stockholders can access our 2013 Annual Report on our website at www.ahpreit.com. We will also furnish any exhibit to our 2013 Form 10-K if specifically requested.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TSPB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR the election of the nominees. The Board of Directors recommends a vote FOR Proposal 2. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. IMPORTANT ANNUAL MEETING INFORMATION 3. To vote on a stockholder proposal to amend the bylaws to opt out of Maryland's anti-takeover statute and to require a majority vote of stockholders before opting back into the act. 4. In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors recommends a vote AGAINST Proposal 3. 01 - Monty J. Bennett 04 - Curtis B. McWilliams 07 - Andrew L. Strong 02 - Stefani D. Carter 05 - W. Michael Murphy 03 - Douglas A. Kessler 06 - Matthew D. Rinaldi 1. Election of Directors: For Withhold For Withhold For Withhold For Against Abstain IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2014. Vote by Internet • Go to www.investorvote.com/AHP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS Proxy for Annual Meeting of Stockholders to be held May 13, 2014 The undersigned, a stockholder of Ashford Hospitality Prime, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 12:00 p.m., Central time, on May 13, 2014 at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement. This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED CONSISTENT WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING. DO NOT STAPLE OR MUTILATE PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. Proxy — Ashford Hospitality Prime, Inc. Dear Stockholder: Stockholders of Ashford Hospitality Prime can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: Direct Deposit of Dividends: To receive your dividend payments via direct deposit, please mail a copy of your voided check, along with your request to Computershare at the address referenced below. Internet Account Access Stockholders may now access their accounts on-line at www.computershare.com Among the services offered through Account Access, certificate histories can be viewed, address changes requested and tax identification numbers certified. Transfer Agent Contact Information Computershare Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069 Telephone Inside the USA: (877) 282-1168 Telephone Outside the USA: (781) 575-2723 C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TSQB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR the election of the nominees. The Board of Directors recommends a vote FOR Proposal 2. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. IMPORTANT ANNUAL MEETING INFORMATION 3. To vote on a stockholder proposal to amend the bylaws to opt out of Maryland's anti-takeover statute and to require a majority vote of stockholders before opting back into the act. 4. In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors recommends a vote AGAINST Proposal 3. 01 - Monty J. Bennett 04 - Curtis B. McWilliams 07 - Andrew L. Strong 02 - Stefani D. Carter 05 - W. Michael Murphy 03 - Douglas A. Kessler 06 - Matthew D. Rinaldi 1. Election of Directors: For Withhold For Withhold For Withhold For Against Abstain

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy — Ashford Hospitality Prime, Inc. 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS Proxy for Annual Meeting of Stockholders to be held May 13, 2014 The undersigned, a stockholder of Ashford Hospitality Prime, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 12:00 p.m., Central time, on May 13, 2014 at the Dallas Marriott Suites Medical/Market Center, 2493 North Stemmons Freeway, Dallas, Texas 75207 and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement. This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED CONSISTENT WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING. DO NOT STAPLE OR MUTILATE PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.